Exhibit 99.1

Ondas Secures $8.2 Million Order from Major European Security Agency to Protect One of Europe’s Largest Airports with Multiple Iron Drone Raider Systems

Ondas’ Airobotics subsidiary to serve as prime contractor on the multi-system autonomous counter-UAS deployment delivering 24/7 protection for critical air infrastructure

Recent incidents across Europe, where drone intrusions forced flight suspensions, have highlighted the urgent need for effective and reliable counter-drone solutions

The order marks another milestone in a record year for Ondas, following record-high bookings and revenues and the execution of multiple strategic acquisitions expanding its autonomous defense portfolio

BOSTON, MA / November 17, 2025 / Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence through its Ondas Autonomous Systems (OAS) business unit and private wireless solutions through Ondas Networks, today announced that it has secured an approximate $8.2 million purchase order from a major European security agency to deploy multiple Iron Drone Raider™ counter-UAS systems for the protection of one of the largest international airports in Europe. Ondas’ Airobotics subsidiary will serve as the prime contractor on the project, overseeing system integration, installation, and operational readiness of the Iron Drone Raider systems across the airport perimeter.

“This landmark order underscores the growing global confidence in our autonomous defense capabilities,” said Eric Brock, Chairman and CEO of Ondas. “It validates our strategic focus on delivering fully integrated, multi-layered counter-UAS systems that combine kinetic interception with cyber-based mitigation. These solutions are addressing an urgent need to secure critical airspace and reinforce the resilience of national and civilian infrastructure worldwide.”

Recent incidents across Europe, where drone intrusions forced flight suspensions, have highlighted the urgent need for effective and reliable counter-drone solutions. These events caused significant operational disruptions, economic losses, and heightened public concern regarding air safety. Traditional detection systems alone are insufficient without a rapid and safe interception capability – a gap the Iron Drone Raider is designed to close.

“The Iron Drone Raider represents a new standard in autonomous counter-UAS defense,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “Designed for complex, high-traffic environments, Raider delivers continuous readiness, rapid response, and precision interception—all with the reliability and safety required to protect critical airspace and national infrastructure.”

This order adds to a series of recent program wins as Ondas expands its presence across defense and homeland security markets, delivering autonomous systems for airspace protection, border surveillance, and critical infrastructure defense.

The Company continues to advance its OAS business, which integrates air, ground, and cyber domains into a unified System-of-Systems architecture. Within this framework, the Iron Drone Raider provides the interception and kinetic engagement layer, while advanced Cyber-over-RF (CoRF) capabilities from Sentrycs—a company Ondas entered into a definitive agreement to acquire in November 2025—add an electronic “soft-kill” dimension. Sentrycs’ CoRF technology enables precise, controlled detection and takeover of hostile drones without collateral interference to civilian communications. Together, Iron Drone and Sentrycs form a tightly integrated, multi-layered counter-UAS solution designed to meet the demanding operational requirements of both defense and civilian missions.

Ondas recently reported record-high Q3 revenues, a significantly expanded backlog, and raised its 2025 and 2026 revenue forecasts, reflecting accelerating demand across its defense and security portfolio. Through OAS and its investment arm Ondas Capital, the Company continues to scale its technology base and global operations, advancing a comprehensive ecosystem of interoperable autonomous systems.

The Iron Drone Raider is a proven, fully autonomous counter-UAS system designed to safeguard critical infrastructures from unauthorized drones. Using an AI-enabled detection-to-intercept workflow, the Raider launches an interceptor drone that safely captures hostile UAS using a reusable net payload, ensuring safe, 24/7 protection without collateral damage or interference with civilian communications.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems and private wireless solutions through its business units Ondas Autonomous Systems (OAS), Ondas Capital and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS delivers a portfolio of AI-powered defense and security platforms that are deployed globally to safeguard sensitive locations, populations, and infrastructure. Through its subsidiaries American Robotics, Airobotics, and Apeiro Motion, OAS offers the Optimus System—the first U.S. FAA-certified small UAS for automated aerial security and data capture—the Iron Drone Raider—an autonomous counter-UAS platform—and Apeiro’s advanced ground robotics and tethered UAV systems, supported by innovative navigation and communications technologies.

Ondas Capital plans to combine advisory services and strategic investment management services to accelerate the rapid scaling and global deployment of unmanned and autonomous systems to Allied defense and security markets.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Apeiro Motion: www.apeiro-motion.com, LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

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